Exhibit 99.1

VCampus Announces First Quarter Financial Results

RESTON, VA, May 3, 2004 - VCampus Corporation (Nasdaq: VCMP) today announced its financial results for the first quarter of 2004. A conference call is scheduled for 11:00 am Eastern Time on May 4, 2004 to discuss the quarter. The dial-in number will be 877-329-7568. International callers may dial 908-228-5022.

“Most of our focus in the first quarter was on closing the $5.3 million in financing to implement our Select Partner™ strategy. We now have the financial resources to complete the online course library for Information Security Certifications and make progress on several new Select Partnership deals in the pipeline. The early signs are promising because we see significant demand for professional certifications relating to Sarbanes-Oxley and homeland security, of which information security is a major part,” said Nat Kannan, Chairman and Chief Executive Officer, VCampus. “We remain optimistic about our new certification courses leading to improved financial results later this year and beyond.”

“The addition of Kiplinger as a Select Partner this quarter, plus the continued launching of security courses, is laying the groundwork for VCampus to see significant future revenue growth with high margins,” Mr. Kannan concluded. “Our revenue was up from the fourth quarter and we closed an important financing, enabling the company to shore up its cash balances to fund the new strategy,” said Christopher Nelson, Chief Financial Officer, VCampus. “Although the new Select Partner model will take time to show top line results, we are proceeding on the path to improved results with regular releases of new Select Partner courses and the addition of top-notch partners.”

Quarter Highlights:

•                  Online tuition revenues for Q1-2004 were $1,409,503 compared with $1,317,148 in Q4-2003, an increase of 7%.

•                  Total revenues for Q1-2004 were $1,494,052, compared with $1,374,776 in Q4-2003, up 8.7%.

•                  VCampus added an important new Select Partner, Kiplinger. Additionally, new courses from existing Select Partners, including ISC2 and WMCCAI were launched during the quarter.

•                  Operating losses for Q1-2004 were ($762,493), a slight increase from Q4-2003, which were ($732,350), but significantly improved from Q1-2003 at ($1,009,527).

•                  The company ended the quarter with nearly $5,000,000 in cash and cash equivalents.

VCampus Corporation
Consolidated Statement of Operations
(Unaudited)

	Three Months Ended
	March 31, 2003	December 31 2003	March 31, 2004
Revenues:
Online tuition revenues	$1,423,521	$1,317,148	$1,409,503
Development and other revenues	191,376	36,126	53,614
Other service revenues	29,769	21,502	30,935
Net revenues	1,644,666	1,374,776	1,494,052
Costs and expenses:
Cost of revenues	459,464	308,876	364,803
Sales and marketing	643,338	446,777	586,902
Product development and operations	723,950	577,628	580,251
General and administrative	464,682	577,028	446,177
Depreciation and amortization	248,950	166,325	248,934
Reorganization & other non recurring costs	60,000	—	—
Stock-based compensation	53,809	30,492	29,478
Total costs and expenses	2,654,193	2,107,126	2,256,545
Loss from operations	(1,009,527)	(732,350)	(762,493)
Interest expense	(27,774)	(27,539)	(26,712)
Net loss	$(1,037,301)	$(759,889)	$(789,205)
Dividends to preferred stockholders	(579,248)	(507,822)	—
Net loss attributable to common stockholders	$(1,616,549)	$(1,267,711)	$(789,205)
Net loss per share to common stockholders, basic and diluted	$(1.03)	$(0.25)	$(0.15)
Weighted average number of shares outstanding, basic and diluted	1,576,321	5,088,676	5,272,587

VCampus Corporation

Consolidated Balance Sheets

	December 31, 2003	March 31, 2004
		(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$534,984	$4,982,610
Accounts receivable, net	290,530	286,873
Loans receivable from related parties	83,745	75,338
Loans receivable — current	40,526	41,002
Prepaid expenses and other current assets	691,781	1,226,289
Total current assets	1,641,566	6,612,112
Property and equipment, net	509,662	451,268
Capitalized software costs and courseware development costs, net	1,653,295	1,976,433
Loans receivable — less current portion	33,726	25,482
Other assets	127,598	127,614
Other intangible assets, net	569,494	524,746
Goodwill, net	328,317	328,317
Total assets	$4,863,658	$10,045,972

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$1,222,987	$1,627,226
Accrued expenses	369,763	926,785
Notes payable — current portion	225,000	2,192,675
Deferred revenues	1,010,563	683,237
Total current liabilities	2,828,313	5,429,923

Stockholders’ equity:
Common Stock	51,670	62,066
Additional paid-in capital	92,376,579	95,736,092
Accumulated deficit	(90,392,904)	(91,182,109)
Total stockholders’ equity	2,035,345	4,616,049
Total liabilities and stockholders’ equity	$4,863,658	$10,045,972

About VCampus

VCampus(R) Corporation (Nasdaq:VCMP) is a provider of end-to-end e-Learning services. The company develops, manages and hosts turnkey, web-based learning services for corporations, associations, government agencies and higher education institutions. VCampus enables these organizations to offer complete global distance learning solutions to their customers, members, employees, distributors, suppliers and students. VCampus’ e-Learning services are designed to help clients deliver higher education programs to adult students; improve the performance of their distribution channels and suppliers; measure and develop their employees’ knowledge, skills and abilities; and increase their customers’ satisfaction and loyalty. VCampus distributes a courseware library of more than 4,500 web-based courses and has delivered more than 2.8 million courses to over 835,000 desktops/users. VCampus Corporation is headquartered in Reston, VA. For more information, call 800-915-9298, or visit the VCampus Web site at www.vcampus.com. “VCampus” is a registered trademark of VCampus Corporation.

This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact are forward-looking. Without limiting the foregoing, references to future growth or expansion are forward-looking, and words such as “anticipates,” “believes,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations contain projections of our future results of operations or of our financial position or state other forward-looking information. There might be events in the future that we are not able to predict accurately or control, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (1) our history of losses, projection of future losses and our need to raise additional capital; (2) market acceptance of our new and future products; (3) growing competition; and (4) our ability to maintain and manage our growth. For additional information regarding risk factors that could affect our future results, please refer to the discussions of ``Risk and Uncertainties’’ in our Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and other SEC filings.